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                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS AGREEMENT, made as of June 18, 2001 by and between ICT GROUP, INC., a Pennsylvania corporation (hereinafter called "Company"), and Robert Mannarino an individual (hereinafter called "Employee").

WITNESSETH
----------

         Company wishes to employ Employee and Employee wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

         1. Employment. Company hereby employs Employee as President and Chief Operating Officer and Employee hereby accepts employment by Company for the period of time and upon the terms, conditions and restrictions contained in this Agreement.

         2. Duties and Responsibilities.

            (a) Employee agrees to assume such duties and responsibilities normally associated with the position indicated above, and as may be assigned to Employee by the Chief Executive Officer of the Company from time to time. Employee shall perform any other duties reasonably required by Company.

            (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interest of Company. During the term of this Agreement, Employee may not, directly or indirectly, do any work for any other company.
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         3. Term. This Agreement shall be for a term of one (1) year, commencing on June 18, 2001 and ending on June 17, 2002 unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party written notice of such election at least ninety (90) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the current term, unless sooner terminated as hereinafter provided.

         4. Compensation.

            (a) For all of the service rendered by Employee to Company, Employee shall receive a gross annual salary of $364,000, less taxes and other deductions required by law, payable in reasonable periodic installments in accordance with Company's regular payroll practices in effect from time to time. Employee's base salary shall be reviewed by Company's Board of Directors annually and may be increased by the Board of Directors in its sole discretion. Employee's base salary, however, may be decreased by the Board of Directors in the event of a salary reduction that is generally applicable to the other members of the Company's senior management.

            (b) In addition to Employee's base salary, Company will provide all benefits as described in the offer letter dated May 25, 2001, which is incorporated herein and made a part hereof. Employee shall have the right to participate in the quarterly management incentive plan and the annual executive management incentive plan on the terms as described in such offer letter and in the Company documents describing the terms of such plans. Employee shall also be able to participate in the ICT Group, Inc. 1996 Equity Compensation Plan and the iCT ConnectedTouch.com LLC 2000 Equity Compensation Plan, and any other management incentive plans established by the Company, on terms at least as favorable when taken as a whole as those accorded to other officers of the Company, subject to the terms set forth in the offer letter and this Paragraph.

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            (c) In addition, Company may pay Employee from time to time such bonuses or other additional compensation as Company may determine in its sole discretion.

            (d) Throughout the term of this Agreement, Employee shall be eligible to participate in Company's insurance and other benefit plans and programs subject to their terms, conditions and restrictions. Nothing herein shall preclude Company from modifying or terminating any insurance or other benefit plan or program.

            (e) Employee shall accrue vacation pay at a rate of 1.75 days per full-month of employment.

            (f) Employee will not receive any remuneration or any other benefit from any client or any other company or individual in connection with any transaction in which Company is involved, directly or indirectly. Nor will Employee assign or give any part of the compensation which he receives from Company to any other employee, agent or representative of Company, to any client or any of its employees, agents or representatives, or to any other person or entity involved, directly or indirectly, with Company.

         5. Expenses. Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of vouchers therefor satisfactory to Company and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

         6. Post-Termination Payments.

            (a) If Employee is terminated by Company for any reason other than
                Inability pursuant to Paragraph 7 hereof or for Cause pursuant to Paragraph 9 hereof, or if Employee terminates his employment for Good Reason as defined in Paragraph 11, the Company shall pay Employee a monthly severance payment in an amount equal to Employee's monthly salary at the time of termination for a period of twelve (12) months (the "Severance Period"). If Employee is terminated for an Inability pursuant to Paragraph 7 hereof and such Inability constitutes a disability, Company shall pay to Employee, during the Severance Period, the

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                difference between Employee's base salary and any disability payments he receives during such period under the Company's short and long-term disability plans, as applicable. In addition, if Employee is terminated for any reason other than for Cause under Paragraph 9 hereof or for an Inability under Paragraph 7 hereof which is other than a disability, the Company shall maintain Employee in its group health plan on the same basis as if Employee had remained employed by the Company during the Severance Period, for the duration of the Severance Period or until Employee becomes covered under another group health plan, whichever occurs first.

            (b) Employee shall make reasonable efforts to obtain replacement income (through employment and other sources) during the period in which Employee receives post-termination payments from Company.

            (c) Company's obligation to make post-termination payments pursuant to Paragraph 6(a) shall be offset by any compensation earned by Employee, as an employee, consultant, independent contractor or otherwise, during the period in which Employee receives such post-termination payments.

            (d) Company's obligations under Paragraph 6(a) shall cease in the event Employee fails to make reasonable efforts to obtain replacement income or in the event Employee breaches any of the restrictions or obligations set forth in Paragraphs 12 and 13 of this Agreement.

         7. Inability. If Employee is unable to perform the essential functions of his job, with or without reasonable accommodations, for whatever reason, for a period of thirteen (13) consecutive weeks or for a cumulative period of nineteen (19) weeks during any twelve-month period, Company shall have the right to terminate Employee's employment, in which event Company shall have no further obligations or liabilities hereunder after the date of such termination except as otherwise provided in Paragraph 6 (a) hereof. The termination of Employee's employment with Company pursuant to this Paragraph shall not release Employee from Employee's obligations and restrictions under Paragraphs 12 and 13 of this Agreement.
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         8. Death. If Employee dies, Company shall have no further obligations or liabilities to Employee's estate or legal representative or otherwise after the date of his death.

         9. Discharge for Cause. Company may discharge Employee at any time for "Cause", which shall include, but not be limited to: willful misconduct, fraud, misappropriation, malfeasance, misfeasance, nonfeasance, embezzlement, gross negligence, self-dealing, dishonesty, misrepresentation, conviction of a crime of moral turpitude, or material violation by Employee of any Company policy or provision of this Agreement. In the event Company terminates Employee's employment for Cause, Company shall have no further obligations or liabilities to Employee after the date of such discharge. The termination of Employee's employment with Company pursuant to this Paragraph shall not release Employee from Employee's obligations and restrictions under Paragraphs 12 and 13 of this Agreement.

         10. Discharge Not for Cause. Notwithstanding any other provision of this Agreement, Company may discharge Employee at any time without cause by providing Employee with 30 days written notice, which notice Company may waive, in whole or in part, in its sole discretion, by paying Employee for such 30 days. Upon termination of Employee pursuant to this Paragraph, Company shall be obligated to provide Employee with post-termination payments in accordance with Paragraph 6, but shall have no further obligations or liabilities to Employee after the date of his termination. The termination of Employee's employment with Company pursuant to this paragraph shall not release Employee from Employee's obligations and restrictions under Paragraphs 12 and 13 of this Agreement.

        11. Termination by Employee.

            (a) Employee may terminate his employment under this Agreement at any time by providing Company with 30 days written notice, which notice Company may waive, in whole or in part, in its sole discretion, by paying Employee for such 30 days, and Company shall have no further obligations or liabilities to Employee after the date of his termination.

            (b) In addition, Employee may resign at any time for "Good Reason"
                by notifying Company in writing of his intention to resign for Good Reason and by giving Company thirty (30) days to remedy the situation. If Company has failed to remedy the situation within such thirty (30) day period, Employee may resign for Good Reason and the Company shall pay him the post-termination payments in accordance with Paragraph 6 hereof.
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            (c) "Good Reason" for resignation by Employee shall mean any one or more of the following:

                  (i) the refusal by Company to extend this Agreement under
                      Paragraph 3 hereof beyond its initial term or any renewal term on terms taken as a whole at least as favorable to Employee as those in effect immediately prior thereto,

                 (ii) a breach by Company of any of its material obligations under this Agreement if Employee has given Company prior written notice thereof and a reasonable opportunity to correct and/or remedy the breach and Company has failed to do so, and

                (iii) Company, without having Cause (as defined in Paragraph 9 hereof) to terminate Employee or without the occurrence of an Inability under Paragraph 7 hereof, materially diminishes Employee's duties or responsibilities under this Agreement or removes him from the positions of President and/or Chief Operating Officer.

            (d) The termination of Employee's employment with Company pursuant to this Paragraph shall not release Employee from Employee's obligations and restrictions under Paragraphs 12 and 13 of this Agreement.

         12. Company Property.

            (a) All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, client sales analyses, invoices, price lists or information, samples or any other materials or data of any kind furnished to Employee by Company or developed by Employee on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of Company. This provision shall not apply to material or information that is in the public domain or that becomes generally know other than as a result of actions by Employee.
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            (b) Immediately upon termination of Employee's employment, whether by Employee or Company, whether during the term of this Agreement, upon its expiration or subsequent to its expiration, Employee shall deliver to Company, all Company property (for example, keys and credit cards) and all documents, books, records, lists and other documents relating to Company's business, regardless of where or by whom said writings were kept or prepared, retaining no copies.

            (c) In the event Employee receives notice from Company that his employment is or will be terminated or Employee provides Company with notice of his intent to resign, within five (5) days of receiving or providing such notice, and thereafter as may be requested by Company, Employee shall provide Company with a list of all clients and potential clients with whom he is working and/or negotiating and a summary of the status of each matter with which he is involved, directly or indirectly.

         13. Restrictive Covenants, Trade Secrets, Etc.

            (a) For a period of one (1) year after the termination of his employment with Company, for any reason whatsoever, whether during the term of this Agreement, upon its expiration or subsequent to its expiration, whether by Employee or Company, Employee shall not for his own benefit or for the benefit of any third party, directly or indirectly, in any capacity, participate in any of the following activities: (i) hire or do any business with any employee of Company or otherwise induce or attempt to influence any employee of Company to terminate his or her employment with Company; (ii) divert, solicit, or do any business with any current, former (within two (2) years of the date of termination), or potential (engaged in discussion with Company as of the date of termination) client of Company, where any such actions by Employee are in competition with Company; or
                (iii) cause or attempt to cause any current, former, or potential client to refrain from doing business with Company. In light of the fact that the clients of Company will be engaged in operations nationwide and Company will be contacting potential customers for its clients throughout the entire United States, the restrictions set forth in this Paragraph 13(a) shall apply throughout the entire United States.
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            (b) During the term of this Agreement and at all times thereafter,
                Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any material referred to in Paragraph 12 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of clients or customers or any data on or relating to past, present or prospective clients or customers or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Employee or learned or acquired by Employee while in the employ of Company.

            (c) Any and all writing, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of Company or otherwise, which relate to any business now or hereafter carried on or which Employee knew, during his employment with Company, was contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and other aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques, except that Company shall reimburse Employee for any expenses which Employee may incur in vesting absolute title thereto in Company.
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            (d) Employee acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b), and (c), in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

            (e) Employee agrees that if any or any portion of the foregoing covenants or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants shall not be affected and the remaining covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portion(s). If the covenant is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration and/or scope thereof, and the covenant shall then be enforceable in its reduced form.
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            (f) If Employee violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of Employee from the time of the commencement of any violation until such time as the violation shall be cured by Employee to the satisfaction of Company.

         14. Prior Agreements. Employee represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder; (b) there are no agreements, restrictions or understandings whatsoever to which Employee is a party which place any limitations as to the companies or individuals with whom he may ado business;
(c) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party and by which he is bound; and (d) that he is free and able to execute this Agreement and to enter into employment by Company.

         15. Miscellaneous.

            (a) Waiver. The waiver by Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by Company's President.

            (b) Controlling Law. This Agreement and all questions relating to validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

            (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed in the case of Company, to its President at its principal place of business, and in case of Employee, to his home address.

            (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

            (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

            (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

            (g) Entire Agreement. This Agreement contains the entire
                understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance an/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing and signed by the Company's President.

            (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

            (i) Survival. The covenants contained in Paragraphs 12 and 13 shall survive the expiration of this Agreement and the termination of Employee's employment.

            (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement in Langhorne, Pennsylvania on the date first above written.

ICT GROUP, INC.

By:
   -----------------------------
         John J. Brennan


   -----------------------------
         Robert Mannarino